PRESS RELEASE

Dated:  07/27/04

FOR IMMEDIATE DISTRIBUTION

CONTACT: Mark C. Riley

President and Chief Executive

Officer

434-292-8100  mark.riley@greatbanksva.com

Citizens Bancorp of Virginia, Inc. (CZBT) Announces Six Months Earnings

Mark C. Riley, President and Chief Executive Officer, announced earnings for the first six months of 2004 of $1.48 million ($0.60 per share).  Excluding Gains on Sale of Investments and Gain on Sale of Real Estate, the company’s earnings increased 9.3% from $1.29 million for the first six months of 2003 to $1.41 million for the same period in 2004.  Further, assets as of June 30, 2004 were $272.4 million, up $3.5 million from June 30, 2003 of $268.9 million.

Citizens Bancorp of Virginia, Inc.’s first six months of 2004 produced annualized Return on Average Assets and Average Shareholders’ Equity of 1.10% and 9.18%, respectively. This marks a slight improvement over same period 2003 ratios of 1.09% and 9.04%.

Mr. Riley indicated that the company has experienced an 11.3% increase in loans from $167.8 million as of June 30, 2003 to $186.8 million as of June 30, 2004.  Asset quality has continued to improve as the level of non-accrual loans declined from $2.7 million (06.30.03) to $2.1 million (06.30.04).

In the fourth quarter of 2002, the company embarked on a program to reduce interest expense by reducing interest rates on deposits and focusing on increasing the level of low cost transaction accounts.  As of June 30, 2004, total deposits of $238.9 million reflected a $3.7 million increase over the same period 2003 ($235.2 million). The composition of the deposits was changed as the company experienced a $9.7 million increase in demand deposits that was partially offset by a $5.9 million decline in Savings and Certificates of Deposits.

Total Noninterest Income increased $148 thousand from $736 thousand for the first half of 2003 to $884 thousand in the first six months of 2004. Significant contributing factors included increased Deposit Account Fees and ATM fees, earnings from BOLI and Gain on Sale of Investments.  Noninterest Expense increased $398 thousand from period to period. Contributing factors included increased expenses related to additional staff and benefits, upgrades in technology and renovations of several offices and opening of the new branch in Chesterfield County.

Mr. Riley stated, “The efforts made in 2003 to build a strong team of bankers to position the company to effectively compete are showing positive results throughout the company.”

Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in Amelia, Chesterfield, Nottoway and Prince Edward Counties. Citizens Bancorp of Virginia, Inc. is a single bank (Citizens Bank & Trust Company) holding company headquartered in Blackstone, Virginia with $272 million in assets as of June 30, 2004.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2004, as filed with the Securities and Exchange Commission.

Citizens Bancorp of Virginia, Inc.
Consolidated Results
(Unaudited)

Balance Sheet (dollars in thousands)
	6/30/2004	6/30/2003	Y-Y
			Ch (%)
Gross Loans Held for Investment	$186,804	$167,839	11.3
Total Allowance for Loan Losses	2,100	2,434	-13.7
Loans Held for Sale	0	0	0
*Total Net Loans	184,704	165,405	11.7
Total Intangible Assets	0	0	0
Total Assets	$272,448	$268,877	1.3

Total Deposits	238,899	235,160	1.6
Total Borrowings	0	0	0
Common Equity	$31,666	$32,396	-2.3
Total Equity	31,666	32,396	-2.3

Shares Outstanding (000’s)	2,447	2,448	0
*Non-Accrual Loans	2,100	2,700	-22.2

Income Statement (dollars in thousands)
	Six months ended 06/30/04	Six months ended 06/30/03	Y-Y
			Ch (%)
Net Interest Income	$4,816	$4,937	-2.5
Loan Loss Provisions	25	250	-90
Total Noninterest Income	884	736	20.1
Total Noninterest Expense	3,816	3,418	11.6
Net Income Before Taxes	1,859	2,005	-7.3
Income Taxes	382	552	-30.8
Net Income	$1,477	$1,453	1.7

Per Share Items ($)
	2004	2003	Y-Y
			Ch (%)
Book Value	$12.94	$13.23	-2.2
Tangible Book Value	$12.94	$13.23	-2.2
Diluted EPS Before Extraordinary	0.6	0.59	1.7
Diluted EPS After Extraordinary	0.6	0.59	1.7
Dividends Declared	0.14	0.12	16.7